Sears Holdings Management Corporation                 Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road                            3333 Beverly Road
Hoffman Estates, IL 60179                        Hoffman Estates, IL 60179

October 10, 2012
Michael Gray
Dear Michael,

On behalf of Sears Hometown and Outlet Stores, Inc. ("SHO"), we are pleased to extend to you our offer to be Vice President/General Manager, effective as of the effective date of the spin-off of SHO ("Spin-off '). In this position, you will report to Will Powell, Senior Vice President, Chief Operating Officer. This offer letter is contingent upon the completion of the Spin-off. This letter supersedes any prior communications about employment supporting or with SHO.

The key elements of your employment and compensation package are as follows:

•	Annual Base Salary: $280,000.

•	Annual Incentive Plans

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You will be eligible to participate in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan ("SHO AIP") with an annual incentive opportunity of 50% of your base salary. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2012 SHO AI P target award will be provided to you following approval of the program.

•
With respect to your participation under the Sears Holdings Corporation Annual Incentive Plan ("SHC AIP") for the 2012 fiscal year, upon the Spin-off, your participation in the 2012 SHC AIP will transition to the SHO A I P as follows:

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For the I st and 2"d fiscal quarters of 2012, the portion of your target incentive award (equivalent to I 0%) that is based on the quarterly SHC EBITDA measure wi ll be determined based on actual performance during the 1st and 2nd quarters. If any payout has been earned, it will be paid to you by SHO under the SHO AIP in April 2013, provided that you are act i vel y employed by SHO as of the payment date. The SHC EBITDA gate will continue to need to be attained before any payout is earned. The quarterly SHC EBITDA measure will not be a component of your 2012 annual incentive for the 3d and 4th fiscal quarters of 2012. Instead, the remaining 15% weighted incentive based on the quarterly SHC EBITDA measure for that ti me wi l l be converted to a new measure of SHO EBITDA under the 2012 SHO A IP.

•
The 75% of your target incentive that is currently based on the Hometown (including Hardware) BOP Total with respect to the fiscal 201 2 period prior to Spin-off wi l l be converted to a new measure of SHO EBITDA under the 2012 SHO A I P.

•	Long-Term Incentive Plans

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Participation in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program ("SHO LTIP"). You will first become eligible to participate in a SHO LTIP starting with the 2012 SHO LTIP when finalized and approved. Your target award amount will be 50% of your base salary. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the program.

•
With respect to your participation in the outstanding Sears Holdings Corporation Long-Term Incentive Programs ("SHC LTIPs"), you currently participate in the 2010 and 2011 SHC LTIPs with a target incentive percentage of 50% of base salary (at the time of the LTIP award) under each plan. Upon the Spin-off, your participation in these programs will transition as follows:

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Your participation under 2010 and 201 1 SHC LTIPs will be closed out as of the effective date of the Spin-off and any incentive that may become payable (as explained below) will be payable under the SHO LTIP.

•	2010 SHC LTIP: Performance from fiscal year 2010 through the 2"d fiscal quarter end of 2012 will be determined. If any incentive has been earned, it will be payable to you in April 2013.

•	2011 SHC LTIP: Performance from fiscal year 201 1 through the 2"d fiscal quarter end of 2012 will be determined. If any i ncentive has been earned, it will be payable to you i n April 2014.

•
Any payouts under the 20 I O LTIP or 201 1 LTIP will be payable to you under the terms of the SHO LTIP. You must be actively employed by SHO to be eligible to receive a payout. In addition, any payout of these amounts wil l be pro-rated based on the n umber of eligible days worked at SHC and SHO, as applicable, during the performance period for each LTIP.

•	Unvested Cash Award

•	Prior to the effective date of the Spin-Off, you received the following Special Retention Award from SHC that is currently unvested.

Grant Date	Vest Date	Cash Retention
8/2/12	8/2/13	$70,000
8/2/12	8/2/14	$70,000

•
Under the terms of your award agreement, this award would be forfeited upon the Spin-Off. However, SHO will replace this award and will be payable by SHO provided you remain employed by SHO through the vesti ng date of the award.

•	Executive Severance Agreement

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Your current Executive Severance Agreement ("Agreement") with SHC will be assigned to and assumed by SHO effective as of the Spin-off i n accordance with Section 20 of the Agreement. Therefore, if post-Spin-off your employment with SHO is terminated by SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined i n the Agreement), you will receive six (6) months of salary continuation, based on to your base salary at the ti me of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months fol lowing term i nation of employment not to solicit employees. You also agree not to aid, assist or render services for any ''Sears Competitor" or "Sears Vendor" (as such terms are defined i n the Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. A copy of your fully executed Agreement is enclosed for your information.

•	Other

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On a fiscal year basis, you will continue to be eligible to receive three (3) weeks paid vacation. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year.

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Upon the Spin-off, you will continue to be eligible to participate in all retirement, health and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs. These benefits will be provided under SHC benefit programs during a benefits transition period, and thereafter SHO intends to sponsor or make available substantially similar benefit programs .

Michael, we are excited about the important contributions you will make to this new independent, public company upon the Spin-off and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter.

Sincerely,

Sears Holdings Management Corporation

Sears Hometown and Outlet Stores, Inc.

/s/ DEAN CARTER
Dean Carter
Chief Human Resources Officer

/s/ BECKY ILIFF
Becky Iliff
VP, Human Resources, SHO

Accepted :
/s/ MICHAEL GRAY
Michael GrAy

Date
11/28/2012